Exhibit 4.2

COMMON STOCK PURCHASE WARRANT

To Purchase 25,919,733 Shares of Common Stock of

CELL THERAPEUTICS, INC.

Initial Issuance Date: February 17, 2011	Warrant No. WC-10,118

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [—], the initial holder hereof (“[—]”), or its permitted designees or assigns (the “Holder”), is obligated, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time commencing on the Initial Issuance Date (the “Initial Exercise Date”) and on or before the close of business of the Company (as defined below) on the two (2) year anniversary of the Initial Issuance Date (the “Expiration Date”) but not thereafter, to subscribe for and purchase from Cell Therapeutics, Inc., a Washington corporation (the “Company”), up to 25,919,733 shares (the “Warrant Shares”) of common stock, no par value per share (the “Common Stock”), of the Company. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price (as defined in Section 2(d) of this Warrant). This Warrant is issued pursuant to the Securities Purchase Agreement dated as of February 17, 2011 (the “Purchase Agreement”), by and between the Company and [—].

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, (a) capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement, and (b) the following term shall have the meaning set forth in this Section 1:

“Fundamental Transaction” means, at any time while this Warrant is outstanding, (a) the Company effects any merger or consolidation of the Company into another person whereby the Company is not the surviving entity, (b) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange a material portion of the Company’s shares for other securities, cash or property, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; provided, however, that for the purposes of clause (b) above, a “Fundamental Transaction” shall not include the Company entering into a license or other agreement that licenses any intellectual property to an unaffiliated and unrelated person so long as the Company and its subsidiaries continue to have bona fide, substantial and continuing business operations and activities after such license or other agreement is entered into; provided, further, however, that a “Fundamental Transaction” shall not include a reverse stock split with respect to the Common Stock.

“Termination Date” means the first to occur of (a) the Early Termination Date and (b) the Expiration Date.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: The NYSE Amex, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board and the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Exercise.

(a) Exercise at the Option of Holder. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by (i) delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of a Notice of Exercise in the form attached to this Warrant as Appendix 1 (the “Notice of Exercise”) (provided, however, within five (5) Trading Days of the date said Notice of Exercise is delivered to the Company, if this Warrant is exercised in full, the Holder shall have surrendered this Warrant to the Company) and (ii) payment to the Company of the aggregate Exercise Price (as defined in Section 2(d) of this Warrant) of the shares thereby purchased (as well as all taxes required to be paid by the Holder, if any, pursuant to Section 2(f)(vi) of this Warrant) at the Holder’s option, (A) by wire transfer of immediately available funds or cashier’s check drawn on a United States bank or (B) provided that [—] is Solvent on the applicable exercise date, by a recourse note fully secured with marketable securities, issued by [—] to the Company, substantially in the form attached hereto as Appendix 2. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph (a), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face of this Warrant.

(b) Mandatory Exercise. Regardless of the identity of the Holder, this Warrant must be exercised simultaneously with the exercise of the Additional Investment Right issued to [—] pursuant to the Purchase Agreement such that the percentage of this Warrant that has been exercised will always equal or exceed the percentage of the Additional Investment Right that has been exercised.

(c) Cancellation. Notwithstanding anything to the contrary contained in this Warrant or otherwise, this Warrant shall be cancelled to the extent of any unexercised Warrant Shares on the Termination Date.

(d) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.337, subject to adjustment hereunder (the “Exercise Price”).

(e) Exercise Limitation; Activity Restrictions.

(i) Exercise Limitation. Notwithstanding anything to the contrary contained in this Warrant or otherwise, this Warrant shall not be exercisable by the Holder to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own 9.99% or more (the “Maximum Percentage”) of the Common Stock. To the extent the Maximum Percentage limitation applies, the Holder shall first be required to convert outstanding shares of Series 9 Preferred Stock into Common Stock, subject to such Maximum Percentage limitation, until the Holder no longer owns any shares of Series 9 Preferred Stock prior to exercising this Warrant. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability, subject to the Maximum Percentage limitation. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented by the Company in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion of this Warrant) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Purchase Agreement.

(ii) Activity Restrictions. For so long as the Holder or any of its affiliates holds this Warrant or any Warrant Shares, neither the Holder nor any affiliate will, without the prior written consent of the Company, (A) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company, (B) engage or participate in any actions, plans or proposals which relate to or would result in (1) acquiring from any Person other than the Company additional securities of the Company, alone or together with any other Person, which would result in exceeding the Maximum Percentage limitation, (2) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (3) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (4) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or directors, (5) any material change in the present capitalization or dividend policy of the Company, (6) any other material change in the Company’s business or corporate structure, including, but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, as amended, (7) changes in the Company’s amended and restated articles of association, amended and restated bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (8) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (9) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (10) any action, intention, plan or arrangement similar to any of those enumerated above, (C) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 2(e)(ii), or (D) directly or indirectly, on its or their own behalf or pursuant to any understanding with any Person, execute or agree to execute any Short Sales of the securities or derivatives of the Company or any transaction that would have the effect of any Short Sales of the securities or derivatives of the Company.

(f) Mechanics of Exercise.

(i) Authorization of Warrant Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment of the Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii) Delivery of Certificates upon Exercise. Certificates representing Warrant Shares shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares by, the Holder, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, in each case within three (3) Business Days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant (if required) and payment of the aggregate Exercise Price as set forth above (the “Warrant Share Delivery Date”); provided, however, that in the event electronic delivery, the Company covenants to use its commercially reasonable efforts to deliver Warrant Shares prior to the Warrant Share Delivery Date. If all or any portion of this Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares or if the legend is not required under applicable securities laws, such Warrant Shares shall be issued free of all legends on or before the Warrant Share Delivery Date. This Warrant shall be deemed to have been exercised on the first date on which the Notice of Exercise has been properly delivered to the Company, the Company has received the Exercise Price in full and all taxes required to be paid by the Holder, if any, pursuant to Section 2(f)(vi) of this Warrant before the issuance of such shares have been paid. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, on the first date on which the Notice of Exercise has been properly delivered to the Company, the Company has received the Exercise Price (or documentation of cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(f)(vi) of this Warrant before the issuance of such shares have been paid.

(iii) Delivery of New Warrants upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the right of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(iv) Compensation for Buy-In on Failure to Timely Deliver Certificates upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date pursuant to Section 2(f)(ii) of this Warrant, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount by which (1) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (2) the amount obtained by multiplying (x) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (y) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms of this Warrant.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

(vi) Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form in the form attached hereto as Appendix 3 (the “Assignment Form”) duly executed by the Holder or its agent or attorney; provided, further, however, that the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(vii) Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to its terms.

Section 3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for the avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant or upon conversion of shares of Series 11 Preferred Stock, or any shares of Series 8 Preferred Stock or Series 10 Preferred Stock issued as dividends on the Series 8 Preferred Stock or Series 10 Preferred Stock, as the case may be), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock-split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. If the Company, at any time while this Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP at the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(c) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b) of this Warrant), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately before the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, of which the denominator shall be the VWAP determined as of such record date, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case, the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after such record date.

(d) Fundamental Transaction. If, at any time while this Warrant is outstanding, the Company effects a Fundamental Transaction, then the Company shall make appropriate provision to ensure that the Holder will thereafter receive upon an exercise of this Warrant at any time after the consummation of a Fundamental Transaction but before the Termination Date, in lieu of the Warrant Shares (or other stock, securities, cash, assets or other property whatsoever) issuable upon the exercise of this Warrant immediately prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately before such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). If any holder of Common Stock is given any choice as to the stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to what it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to the Fundamental Transaction. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the Exchange Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

(e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any holders of Common Stock shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register (as defined below) of the Company, at least twenty (20) calendar days before the applicable record or effective date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (2) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall forthwith file such notice with the Commission pursuant to a Current Report on Form 8-

K. The Holder is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice.

Section 4. Transfer of Warrant.

(a) Transferability. Subject to compliance with applicable state and federal securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with the Assignment Form properly endorsed and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation of this Warrant at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a) of this Warrant, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner of this Warrant for the purpose of any exercise of this Warrant or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

(a) Title to Warrant. Before the Termination Date and subject to compliance with applicable laws and Section 4 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form properly endorsed.

(b) No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company before the exercise of this Warrant.

(c) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

(e) Authorized Shares. The Company covenants that during the period this Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Markets.

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately before such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(g) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not issued to the Holder pursuant to an effective registration statement, will have restrictions upon resale imposed by state and federal securities laws. Notwithstanding anything to the contrary contained in this Warrant or otherwise, this Warrant may not be exercised by means of a “cashless exercise.”

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which failure results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(i) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company, or vice versa, shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(j) Limitation of Liability. No provision of this Warrant, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(l) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant and shall be enforceable by any such holder or holder of Warrant Shares.

(m) Amendment. This Warrant may be modified or amended or the provisions of this Warrant waived with the written consent of the Company and the Holder.

(n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: February 17, 2011

CELL THERAPEUTICS, INC.

Louis A. Bianco
Executive Vice President, Finance and Administration

APPENDIX 1

NOTICE OF EXERCISE

TO: Cell Therapeutics, Inc.

(1) The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant (original Warrant if exercised in full, otherwise a copy thereof), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[ ]	lawful money of the United States; or

[ ]	recourse promissory note(s).

(3) Please issue (check applicable box):

[ ]	a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

[ ]	said Warrant Shares in electronic form to the following DWAC Account:

Name and Contact for Broker:

Broker no:

Account no:

Account holder:

[—]

By:
Name:
Title:

APPENDIX 2

RECOURSE PROMISSORY NOTE

(See attached)

APPENDIX 3

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

                                                                                                                                                                                                      .

Dated:             ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.